UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):

September 8, 2016

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MOCON, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-09273	41-0903312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Mendelssohn Avenue North Minneapolis, MN	55428
(Address of principal executive offices)	(Zip Code)

(763) 493-6370

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On September 5, 2016, MOCON GmbH, the German subsidiary of Dansensor A/S, which is the Danish subsidiary of MOCON Inc., entered into a lease agreement with SV-VTM to rent approximately 1,181 square meters (3,875 square feet) of space at Carl-Borgward-Strasse, 10, D-56566 Neuwied Germany for a term of 11 years scheduled to commence on April 30, 2017. Subject to certain conditions, MOCON GmbH may extend the term of the lease for up to two additional terms of five years each. MOCON GmbH may also terminate the lease after eight years, subject to paying 80% of the costs of the remaining three years. Pursuant to the lease agreement, the aggregate monthly rental payment (including VAT) will be approximately €14,800 (USD 16,600), subject to adjustments during the term of the lease for changes to ancillary costs for which MOCON GmbH is responsible and the base rent is also subject to increase if the CPI in Germany increases by 10% compared to the month of commencement of the lease. The rent obligations are guaranteed by Dansensor A/S, the Danish subsidiary of MOCON Inc.

This lease replaces the existing lease that MOCON GmbH has for space in Bendorf Germany that the company is vacating upon its lease expiration during 2017 while expanding the existing space in its Neurvied Germany facility by approximately 60% as the company combines operations.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the lease agreement or the transactions contemplated by the lease agreement. The foregoing description is qualified in its entirety by reference to the lease agreement, a copy of which is attached to this report as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits.

Exhibit No.	Description
10.1	Lease Agreement for commercial premises between SZ-VTM and MOCON GmbH dated September 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOCON, INC.

Dated: September 8, 2016	By:	/s/	Elissa Lindsoe
Elissa Lindsoe
Chief Financial Officer, Treasurer
and Secretary

MOCON, INC.

CURRENT REPORT ON FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

10.1	Lease Agreement for commercial premises between SZ-VTM and MOCON GmbH dated September 5, 2016	Filed herewith